Exhibit (a)(5)(U)

The following is an excerpt from the transcript of Thermo Fisher’s CEO remarks given on May 14, 2024 at the Bank of America Securities 2024 Health Care Conference:

[W]e're looking forward ﬁrst to ﬁnishing the regulatory process in Olink, and we're on track for the middle of the year. . . . I'm just excited to welcome the colleagues and have that oﬀering for our customers.

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